Exhibit 23.8

October 28, 2010

Tudou Holdings Limited

Building No. 6, X2 Creative Park

1238 Xietu Road, Xuhui District

Shanghai 200032

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-l (the “Registration Statement”) of Tudou Holdings Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Chun Liu
Name: [Name of the Independent Director]